Exhibit 6.13

PROMISSORY NOTE - LINE OF CREDIT

This Promissory Note Payable on Demand (the “Note”) is made and effective 02/01/2015.

BETWEEN:	ROBERT THOMAS, III (and/or assigns) (the “Lender”), an individual located at:

P.O. Box 638 THOMASVILLE, GA, 31792

AND:	GLOBALTECH HOLDINGS, INC. (the “Borrower”), a corporation organized and existing under the laws of the State of WYOMING, with its head office located at:

116 LAKEWOOD DRIVE
THOMASVILLE, GA. 31792

Reference is hereby made to the “Acquisition Agreement” dated 12/02/2013, herein attached, and made a part hereof... The “Parties” hereby agree to the modification/addition of said agreement as follows:

RECITALS

FOR VALUE RECEIVED, Borrower promises to pay to the order of Lender, the principal sum of:

Two Million Five Hundred Forty Two Thousand Five Hundred & no/100th ___________ $2,542,500

... or so much thereof as may be disbursed to, or for the benefit of the Borrower by Lender in Lender’s sole and absolute discretion. It is the intent of the Borrower and Lender thereunder to create a line of credit agreement between Borrower and Lender whereby Borrower may borrow up to $3,900,000 from Lender; provided, however, that Lender has no obligation to lend Borrower any amounts hereunder and the decision to lend such money lies in the sole and complete discretion of the Lender.

This note shall be satisfied upon the sale of the securities referenced herein.

1. INTEREST & PRINCIPAL

The unpaid principal of this note shall not have an interest rate credited to it, as the Borrower believes the Lender will be able to sell the herein referenced securities for enough to satisfy principal, interest and any carrying costs associated with this note. The principal balance of this Note shall be due and payable on 12/30/2018. There shall be no penalty for early prepayment of all or any part of the principal.

2. SECURITY

This Note may be secured, at the discretion of the Lender, by a “Mortgage” upon certain property owned by the Borrower located in THOMASVILLE, GEORGIA and described as:

The parcel of property known as “LIVE OAK POND FARM”, with a physical address of 22955 GA. Hwy. 3, Thomasville, GA 31799, having parcel #065033, as designated on the Thomas County Property Appraiser roles, in Thomas County, GA. (see attached parcel information)

the whole of which is shown on the legal description as follows:

“All that tract or parcel of land consisting of 285.69 acres located in Land Lots 322 and 323 of the 17th District of Thomas County, Georgia, and more particularly identified as Tract 1 on that plat of survey prepared by Cary B. Wetherington, Georgia Registered Land Surveyor Number 2899, dated 9/7/03 and recorded in Deed Book 127, Pages 499-500 among the deed records of Thomas County, Georgia.”

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PROMISSORY NOTE - LINE OF CREDIT

IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be duly executed as of the date first written above.

LENDER	BORROWER

/s/ Robert Thomas III	/s/ Ormand Hunter
Authorized Signature	Authorized Signature

Robert Thomas III	Ormand Hunter
Print Name and Title	Print Name and Title

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